SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14C INFORMATION

              INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE
                        SECURITIES EXCHANGE ACT OF 1934

[X] Filed by the Registrant       [ ] Filed by a Party other than the Registrant

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement Only
[ ] Confidential, for Use of the Commission (as permitted by Rule 14c)

                        American Soil Technologies, Inc.
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                (Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Information Statement, if other than Registrant:

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Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                        AMERICAN SOIL TECHNOLOGIES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        HELD BY MAJORITY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF AMERICAN SOIL TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN to you as a stockholder of record of American Soil Technologies, Inc., a Nevada corporation (the "Company"), that a Majority Written Consent in Lieu of an Annual Meeting of Stockholders (the "Written Consent") has been executed to be effective 20 days from the date of mailing this Information Statement to you. The Written Consent authorizes the following corporate actions:

     1. The election of five Directors for a term of one year or until their successors are duly elected and qualified; and

     2. The ratification of the dismissal, effective February 17, 2004, of James
C. Marshall, C.P.A., P.C. as the Company's independent auditors and the appointment of Epstein, Weber & Conover, PLC, Certified Public Accountants, as the Company's new independent public accountants.

Because execution of the Written Consent was assured, the Company's Board of Directors believes it would not be in the best interest of the Company and its stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. Based on the foregoing, the Board of Directors of the Company has determined not to call an Annual Meeting of Stockholders, and none will be held this year.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

The Board of Directors has fixed the close of business on May 21, 2004 as the record date (the "Record Date") for the determination of stockholders who are entitled to receive this Information Statement. This Information Statement is being mailed on or about June 21,2004 to all stockholders of record as of the Record Date. Under Nevada law, stockholders are not entitled to dissenter's rights of appraisal with respect to any of the matters being authorized herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                        AMERICAN SOIL TECHNOLOGIES, INC.
                              12224 MONTAGUE STREET
                                PACOIMA, CA 91331

                      INFORMATION STATEMENT ON SCHEDULE 14C

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the shares of the Company's outstanding Common Stock beneficially owned as of the date hereof by
(i) each of the Company's directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by the Company to own beneficially more than 5% of the Company's Common Stock based upon 9,096,585 issued common shares.

Name and Address of                   Amount and Nature             Percent
Beneficial Owners (1)              of Beneficial Ownership       Ownership (2)
---------------------              -----------------------       -------------
Carl P. Ranno
Director, CEO, President                     362,500 (3)              3.9%
Ken Lew
Director, CFO                                374,700 (4)              4.1%
Neil C. Kitchen
Director, Vice President                   1,476,855 (5)             15.9%
Diana Visco
Secretary                                     60,000 (6)                *
Louie Visco
Chairman                                   9,194,264 (7)             61.3%
Scott Baker
Director                                     479,818 (8)              5.2%
Johnny Dickinson
Vice President Marketing                     110,000 (9)              1.2%
All executive officers and directors
 as a group (7 persons)                   12,098,137                 76.7%
The Benz Group                             8,044,264 (10)            58.0%
FLD Corporation                            1,000,000 (11)             9.9%

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1.   C/o the Company's address, 12224 Montague Street, Pacoima, CA 91331, unless otherwise noted.
2. Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
3. Includes options to purchase 150,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012.
4. Includes options to purchase 150,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012.
5. Includes options to purchase 150,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012 and a debenture convertible into 50,000 shares of Common Stock expiring on June 22, 2004.
6. Consists of options to purchase 60,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012.
7. Consists of 3,280,565 shares of Common Stock, 4,763,699 shares of Preferred Stock convertible into 4,763,699 shares of Common Stock held in the name of The Benz Group, a company in which Mr. Visco owns a majority interest; a debenture convertible into 500,000 shares of Common Stock expiring on February 1, 2005 and a debenture convertible into 500,000 shares of Common Stock expiring on March 27, 2005 held in the name of FLD Corporation, a company in which Mr. Visco owns a majority interest; and options to purchase 150,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012.
8. Includes options to purchase 150,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012.
9. Includes options to purchase 60,000 shares of Common Stock at an exercise price of $0.50 expiring June 30, 2012.
10. Includes 4,763,699 shares of Preferred Stock convertible into 4,763,699 shares of Common Stock.
11. Consists of a debenture convertible into 500,000 shares of Common Stock expiring on February 1, 2005 and a debenture convertible into 500,000 shares of Common Stock expiring on March 27, 2005.
*    Less than 1%.

                              ELECTION OF DIRECTORS

Five Directors were elected for the ensuing year or until their successors are duly elected and qualified.

        Name                                   Age
        ----                                   ---
     Louie Visco                               88
     Carl P. Ranno                             64
     Ken Lew                                   47
     Neil C. Kitchen                           57
     Scott Baker                               47

The consent of a majority of the voting shares of the Company was given for the election of the directors listed above.

                        DIRECTORS AND EXECUTIVE OFFICERS

CARL P. RANNO (64), Director, Chief Executive Officer, President, received a degree in Economics from Xavier University in Cincinnati, Ohio and his Juris Doctor from the University of Detroit School of Law. Mr. Ranno became a Director in September 2001 and Chief Executive Officer and President in May 2002. For the past five years, he has acted as an advisor in strategic planning, mergers and acquisitions and as a securities attorney to numerous public companies. He has served as President and CEO of public and private companies.

KEN LEW (47), Director, Chief Financial Officer, has served as a Director of the Company since 2000. He holds an M.B.A. in Business Finance, a B.A. in Cell Biology, and a B.S. in Chemistry from the University of Washington and Seattle City University. Mr. Lew has produced and edited two financial books and has written numerous technical publications dealing with chemical interactions associated with polymer and non-polymer substrates. Mr. Lew has been a business consultant since 1997.

NEIL C. KITCHEN (57), Director, Vice President, has over 20 years experience in business management in the environmental sector including management of companies involved in general engineering, toxicology, and environmental cleanup. Prior to joining Soil Wash Technologies, Inc. in 1994, he was Vice President of a publicly-held environmental cleanup company with annual sales of over 20 million. He holds a B.S. in Business Management from San Diego State University and a class "A" General Engineering license with Hazardous Material Certification from the State of California.

DIANA VISCO (46), Secretary, has worked with Soil Wash Technologies, Inc. since January 1999. Prior to that she worked for 21 years with the Americana Leadership College, Inc. traveling to all of its offices and conferences across the USA/Caribbean in addition to Australia, New Zealand, Canada and Europe. Ms Visco spent several years as a traveling administrator and spent her final years as International Administrator handling all aspects of finance, administration as well as marketing and promotion in addition to being assistant to the President of the company. She is the daughter of Mr. Louie Visco.

LOUIE VISCO (88), Director, has served as Chairman of the Board of the Company since 2000. He is principal owner of the Benz Group, a privately held holding company founded in 1934. Mr. Visco founded Universal By-Products, Inc., the first publicly-held solid waste company in the United States. The company was acquired by Waste Management Inc., the world's largest waste management company, in 1972. Over the past 50 years, Mr. Visco has served as Chairman of the Board of privately and publicly held companies.

SCOTT BAKER (47), Director, has practiced law in Arizona for the past 19 years. He graduated from the University of Arizona with a B.S. in business in 1978 and obtained his J.D. from the University of Arizona in 1981. As a general practitioner, he has appeared before the U.S. District Tax Court and the U.S. District Court.

JOHNNY DICKINSON (63), Vice President Marketing, prior to joining the Company, Mr. Dickinson served for more than 30 years at John Deere, most recently as Division Manager of Worldwide Marketing for the past ten years. He received his B.A. degree in Finance and Marketing from Eastern New Mexico University.

MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES

There currently are no committees of the Board of Directors.

The Board of Directors held 3 meetings in fiscal 2003. All Directors attended 100% of the meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

The Company's directors will be reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof.

                             EXECUTIVE COMPENSATION

GENERAL COMPENSATION DISCUSSION

All decisions regarding compensation for the Company's executive officers and executive compensation programs are reviewed, discussed, and approved by the Board of Directors. All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual's contributions to the Company's success, any significant changes in role or responsibility, and internal equity of pay relationships.

SUMMARY COMPENSATION TABLE

Set forth below is a summary of compensation for the Company's officers for the six months ended December 31, 2003 and for the fiscal years 2003, 2002 and 2001. There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of the Company in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company.

                                                 ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                          ------------------------------ -------------------------------------
                                                                                 Awards                Payouts
                                                                         ------------------------      -------
                                                               Other
                                                               Annual    Restricted    Securities                 All Other
                                                               Compen-     Stock       Underlying        LTIP      Compen-
                              Year        Salary($)  Bonus($)  sation($)  Awards($)   Options/SARs(#)  Payouts($)  sation($)
                              ----        ---------  --------  ---------  ---------   ---------------  ----------  ---------
Carl P. Ranno,                2003 (2)    $ 60,000      $0       $0        $     0              0         $0          $0
CEO, President (1)            2003        $120,000      $0       $0        $     0        150,000         $0          $0
                              2002        $ 58,200      $0       $0        $ 2,050              0         $0          $0

Ken Lew, CFO (3)              2003 (2)    $ 26,000      $0       $0        $     0              0         $0          $0
                              2003        $ 23,000      $0       $0        $     0        150,000         $0          $0
                              2002        $      0      $0       $0        $11,400              0         $0          $0
                              2001        $      0      $0       $0        $     0              0         $0          $0

Neil C. Kitchen,              2003 (2)    $ 39,742      $0       $0        $     0              0         $0          $0
Vice President (4)            2003        $ 79,484      $0       $0        $     0        150,000         $0          $0
                              2002        $ 79,484      $0       $0        $     0              0         $0          $0
                              2001        $ 79,484      $0       $0        $     0              0         $0          $0

Diana Visco, Secretary (5)    2003 (2)    $ 26,000      $0       $0        $     0              0         $0          $0
                              2003        $ 44,858      $0       $0        $     0         60,000         $0          $0
                              2002        $ 39,264      $0       $0        $     0              0         $0          $0

Johnny Dickinson,             2003 (2)    $ 26,000      $0       $0        $     0              0         $0          $0
VP-Marketing (6)              2003        $ 52,000      $0       $0        $     0         60,000         $0          $0
                              2002        $ 32,600      $0       $0        $     0              0         $0          $0
                              2001        $ 51,800      $0       $0        $     0              0         $0          $0

----------
1.  Appointed Chief Executive Officer and President on May 2, 2002.
2.  Compensation for the six months ended December 31, 2003.
3. Secretary from 2000 through May 1, 2002 and appointed Chief Financial Officer on May 2, 2002.
4. President from July 2000 through May 1, 2002 and appointed Vice President on May 2, 2002.
5.  Appointed Secretary on May 2, 2002.
6.  Appointed Vice President-Marketing in September 2002.

EMPLOYMENT AND RELATED AGREEMENTS

The Company has an Employment Agreement with Mr. Ron Salestrom, patent holder of patents underlying the Agriblend(R) product line. The term of the Agreement is from January 4, 2004 through January 3, 2005 and is automatically renewed unless either party wishes to terminate. Mr. Salestrom's salary under the Agreement is $75,000, based on sales to Gigot Agra, per year and he is entitled to all benefits established by the Company that are accorded to similarly situated employees of the Company.

COMPENSATION OF DIRECTORS

Directors of the Company do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neil C. Kitchen, a Director and Vice President, has a $20,000 Debenture with the Company which is convertible at $0.50 per share with interest at 10%, maturing in the third calendar quarter of 2005.

Louie Visco, Director, is an owner and director of FLD Corporation, the holder of two $250,000 Debentures convertible at $0.50 per share with interest at 10%, maturing in the third calendar quarter of 2005, and $1,322,000 in notes payable.

Louie Visco, Director, is an owner and director of Benz Group, the holder of 3,280,565 shares of Common Stock, 4,763,699 shares of Preferred Stock convertible into 4,763,699 shares of Common Stock, and $152,000 in notes payable.

As of April 1, 2004, the Company has occupied a new space at 12224 Montague Street, Pacoima, California, 91331. The new space is leased from the Customized Box Company, which is 49% owned by Louie Visco, Director of the Company.

The holders of the two $25,000 convertible debentures and a $235,056 convertible debenture are personally related to Louis Visco, Director of the Company.

STOCK OPTION PLAN

The Company's shareholders adopted a Stock Option Plan on November 8, 2002 (the "2002 Plan"). Under the 2002 Plan, 2,000,000 shares of common stock have been authorized for issuance as Incentive Stock Options or Nonstatutory Stock Options. The 2002 Plan anticipates qualifying under Section 423 of the Internal Revenue Code of 1986, as an "employee stock purchase plan." Under the 2002 Plan, options may be granted to our key employees, officers, directors or consultants. The purchase price of the common stock subject to each Incentive Stock Option shall not be less than the fair market value (as determined in the 2002 Plan), or in the case of the grant of an Incentive Stock Option to a principal stockholder, not less that 110% of fair market value of such common stock at the time such option is granted. The purchase price of the common stock subject to each Nonstatutory Stock Option shall be determined at the time such option is granted, but in no case less than 100% of the fair market value of such shares of common stock at the time such option is granted.

The 2002 Plan shall terminate ten years from the date of its adoption by the Company's shareholders, and no option shall be granted after termination of the 2002 Plan. Subject to certain restrictions, the 2002 Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Nevada.

As of the date hereof, 1,310,000 options have been issued pursuant to the 2002 Plan.

                         RATIFICATION OF APPOINTMENT OF
                      INDEPENDENT AUDITORS FOR FISCAL 2003

Effective February 17, 2004, the Board of Directors dismissed James C. Marshall, C.P.A., P.C. ("Marshall") as its independent auditor. The Company has retained Epstein, Weber & Conover, PLC, Certified Public Accountants, as its independent auditor for the six months ended December 31, 2003. Epstein, Weber & Conover, PLC, Certified Public Accountants, has been the independent auditor for the Company for the six months ended December 31, 2003 and has no financial interest, either direct or indirect, in the Company.

The following table presents fees for the professional audit services rendered Epstein, Weber & Conover, PLC, Certified Public Accountants, for the audit of the Company's annual financial statements for fiscal 2003, and fees billed for other services rendered by Epstein, Weber & Conover, PLC, Certified Public Accountants, for fiscal 2003.

     Audit fees                  $20,000
     All other fees              $ 4,350
     Total fees                  $24,350

The entry for "All other fees" in the table above consists of $3,350 for review of the Company's quarterly reports and $1,000 for tax return preparation.

The consent of a majority of the voting shares of the Company was given for the ratification of the dismissal of Marshall and the retention of Epstein, Weber & Conover, PLC, Certified Public Accountants, as the Company's independent public auditor.

             DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2005

The rules of the Securities and Exchange Commission permit stockholders of the Company, after notice to the Company, to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by Company action in accordance with the proxy rules published by the Securities and Exchange Commission. The Company's 2005 annual meeting of stockholders is expected to be held on or about November 15, 2005, and proxy materials in connection with that meeting are expected to be mailed on or about October 15, 2005. Proposals of stockholders of the Company that are intended to be presented at the Company's 2005 annual meeting must be received by the Company no later than June 15, 2005, in order for them to be included in the proxy statement and form of proxy relating to that meeting.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the 2003 fiscal year, all such filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                                  ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, which has been filed with the SEC pursuant to the Exchange Act, is being mailed to you along with this Information Statement and is hereby incorporated by reference into this Information Statement, including the financial statements that are part of our Annual Report. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and Quarterly Reports on Form 10-QSB for the period ended March 31, 2004 and are each incorporated by reference into this Information Statement. Additional copies of this Information Statement and/or the Annual Report, as well as copies of the Quarterly Report may be obtained without charge upon written request to Carl P. Ranno, American Soil Technologies, Inc., 12224 Montague Street, Pacoima, CA 91331 or on the Internet at www.sec.gov from the SEC's EDGAR database.

By Order of the Board of Directors


/s/ Carl P. Ranno
------------------------------
By: Carl P. Ranno, President

                        AMERICAN SOIL TECHNOLOGIES, INC.
              CORPORATE OFFICE 12224 MONTAGUE ST., PACOIMA CA 91331
                       Phone 818-899-4686 Fax 818-899-4670

June 22, 2004

Dear Shareholder:

Please find enclosed our Schedule 14C, 10-KSB for fiscal year-end, June 30, 2003 and 10-KSB/A for our new fiscal year-end, December 31, 2003. Our company is making progress and is in need of financing to continue its growth and development, specifically for marketing and distribution of its current product line. We received a financing proposal from Bellador Advisory Services (Labuan) Ltd., a Malaysian business company licensed as a fund manager in Labuan, for a Regulation S offering of up to $5,000,000 of our common stock. This letter is to advise you that our Board of Directors has approved, subject to due diligence and contract acceptance, a private offering of our shares of common stock under Regulation S of the Securities Act of 1933. A Regulation S offering is an offering which is made exclusively to non-U.S. residents. Our Board of Directors reviewed this proposal and unanimously determined it to be in our best interests to accept it.

Our shares of common stock may be sold in this offering over a period of time at 50% of the closing bid price of our stock on the over-the-counter bulletin board on the day prior to the date of sale. This discount is inclusive of all commissions, costs and fees. To give you an idea of the number of shares to be issued in this offering, yesterday our closing bid price was $0.40. Therefore, the purchase price would be $0.20 per share. If the entire offering were sold today, we would issue approximately 25,000,000 shares of common stock. However, the transaction will take place over a period of time and the closing bid price will vary. All shares sold in this offering are restricted and may not be sold on the public market until at least one year has elapsed from the date of purchase.

No shareholder vote is necessary for this action to be taken. However, we want to keep you informed. We will also be filing a Current Report on Form 8-K with the Securities and Exchange Commission upon the execution of a definitive agreement disclosing this transaction, which may be viewed at no charge at www.sec.gov.

Very truly yours,

American Soil Technologies, Inc. 818-899-4686

/s/ Carl P. Ranno

Carl P. Ranno,
CEO/President